EXHIBIT 99.1

PRESS RELEASE ISSUED MAY 31, 2017

PHI Group Acquires Majority Interest in Romania-based Maxagro SRL to Launch
Organic Farming Program in Europe

New York, May 31, 2017 — PHI Group, Inc., (www.phiglobal.com; OTCQB: PHIL), a company focused on mergers and acquisitions and investments in natural resources, energy, agriculture and special situations announced today that it has signed a definitive agreement to acquire 51% of Maxagro SRL, a Romanian farming company in Timis County, Romania (www.maxagro.ro).

According to the agreement, the final purchase price will be determined by both parties after the completion of an independent appraisal and the financial audits of Maxagro in accordance with the U.S. Generally Accepted Accounting Principles by a PCAOB-registered accounting firm. The transaction will be paid in cash or stock as Maxagro desires and is scheduled to close on August 08, 2017, unless extended by mutual consent of both parties.

The Company will establish Maxagro International, Inc. as the holding company for the acquisition of Maxagro and use it as a platform to further expand organic farming in Romania and other parts of Europe. The Company is committed to raising $50 million for Maxagro to grow its business, including purchasing and leasing more farmland and launching new product lines. Maxagro and PHI Group have also agreed to jointly cultivate specialty crops for food and medicinal usage in the next few months.

Ianco Zifceak, Founder and Chairman of Maxagro Group, stated, “We look forward to working with PHI Group to further grow our business and carry out a long-term organic farming program by using PHI Group’s proprietary technologies to increase yields and enhance quality for our crops.”

Henry Fahman, CEO of PHI Group, Inc., said, “We are delighted to work with Maxagro’s management by combining our strengths and expertise to meet the growing demand for healthy organic agricultural products in Europe.”

About PHI Group

Founded in 1982, PHI Group primarily focuses on acquisitions as a principal and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides merger and acquisition advisory services through its wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com)

About Maxagro Group

Founded in 1993, Maxagro Group currently cultivates approximately 12,000 hectares for agricultural products and owns a cow farm with approximately 2,000 heads for dairy and meat, built according to the latest standards. Maxagro has advanced farming machinery and equipment, 10 vertical silos with storage capacity of 30,000 MT, a horizontal silo with storage capacity of 10,000 MT, and a fully integrated biogas power plant. With annual revenues of approximately $30 million Euros, Maxagro Group is profitable and capable of managing over 50,000 hectares of farmland in Timis and surrounding counties. Website: www.maxagro.ro

Safe Harbor

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Henry Fahman

+1-702-475-5430

henry@phiglobal.com